Exhibit 23.4

CONSENT OF DIRECTOR NOMINEE

Icon Energy Corp. (the “Company”) intends to file a Registration Statement on Form F-1 (as may be amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in connection with the initial public offering of its common shares. I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as nominee to the board of directors of the Company. I also consent to the filing of this consent as an exhibit to the Registration Statement.

May 14, 2024

/s/ Evangelos Macris
Name: Evangelos Macris